EXHIBIT 16.5



                           SCHEDULE FOR COMPUTATION OF
                          PERFORMANCE QUOTATIONS OF THE
                 KAYNE ANDERSON INTERMEDIATE TAX-FREE BOND FUND

                              TOTAL RETURN FORMULA

                               n
                         P(1+T)  = ERV


Where:            P        =        a hypothetical initial payment of $1,000

                  T        =        average annual total return

                  n        =        number of years

                  ERV      =        ending  redeemable value  of a  hypothetical
                                    $1,000 payment made at the beginning of the 1,5 or 10 year periods at the end of each such period (or fractional portion thereof)


For the period from October 28, 1996 (inception) to December 31, 1996:

                             0.18
                  $1,000(1+T)     = $1,000.21 or a total return of 0.02%